SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                     ---------------------------
              POST EFFECTIVE AMENDMENT NUMBER FOUR
                              FORM S-8/A
                   REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933
                       SEC file # 333-120583
                     ---------------------------

                         DARK DYNAMITE, INC.
                          -------------------
       (Exact name of registrant as specified in its charter)

 Nevada                                                           65-1021346
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)


           63 West 400 South, 2nd Fl Studio, Salt Lake City, Utah 84101
                 (Address of principal executive offices)

                The Amended 2004 Benefit Plan of Dark Dynamite, Inc..
                           (Full title of the plan)


         LaVonne Frost, 1414 East Telegraph Street, Carson City, Nevada
             89701 (Name, address, including zip code, of agent for
                  service)

                Telephone number for Issuer: (801) 746-3435

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

                         CALCULATION OF REGISTRATION FEE
===============================================================================================================

Title of Securities
to be Registered             Proposed Maximum Offering      Proposed Maximum    Aggregate
                                       Amount                      per share    Amount of Offering    Amount of Registration Fee
---------------------------------------------------------------------------------------------------------------

Common Stock, 0.001 par value        1,400,000                0.10                     $140,000                   $ 17.74
===============================================================================================================

(1)     Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule
457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of November 15th, 2004, a date within five business days prior to the date of filing of this registration statement.

        In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.


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                   Post Effective Amendment Number Four to the
                    2004 Benefit Plan of Dark Dynamite, Inc.


This Post Effective Amendment No. Four is being filed to reflect that the Board of Directors of Dark Dynamite, Inc. (the ACompany@) have amended The 2004 Benefit Plan of Dark Dynamite, Inc., as filed by the Company in an S-8 Registration Statement on May 20th, 2004, file no. 333-115690, and as amended, August 12, 2004, file no. 333-118150, September 28,2004, file no. 333-119334, and October 22, 2004, file no. 333-119886, each of which is incorporated herein by reference. This fourth amendment will increase the number of shares to be included in the plan from Seven hundred twenty five thousand (725,000) shares, to Two Million One hundred twenty five thousand (2,125,000) shares. The fourth amendment to the 2004 Benefit Plan of Dark Dynamite, Inc. is filed as Exhibit AA@ hereto. The additional One Million Four Hundred Thousand (1,400,000) shares are being registered hereby.

Item 8. Exhibits.

The exhibits attached to this Registration Statement are listed in the Exhibit Index, which is found on page 4.








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                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 15, 2004.



                                    By:   /s/ Jared Gold
                                --------------------------------------------
                                   Jared D. Gold, as President


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                   Title                             Date

     /s/ Jared Gold       President                       November 19, 2004
--------------------
       Jared D. Gold












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

INDEX TO EXHIBITS


                                                                                         Page
  Exhibits        SEC Ref. No.                Description of Exhibit
                  ------------                ----------------------


      A              23(a)         Consent of Accountant                                  5

      B                4           Amendment to 2004 Benefit Plan of Dark Dynamite, Inc.  6

      C             5, 23(b)       Opinion and consent of Counsel with respect to the     7
                                   legality of the issuance of securities being issued



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Exhibit A


Mike Bongiovanni
Greentree Financial Group, Inc.
21311 W. Catawaba Avenue
Cornelius, North Carolina 28031


                  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Dark Dynamite, Inc. Salt Lake City, Utah

We consent to the incorporation by reference of our reports and to all references to our firm included in this Post Effective Amendment Number Four to the Registration Statement on Form S-8 of Dark Dynamite, Inc. The amendment provides for the registration and issuance of up to 1,400,000 additional shares of common stock of Dark Dynamite pursuant to the 2004 Benefit Plan of Dark Dynamite, Inc. Our report dated April, 24 2004, with respect to the consolidated financial statements of Dark Dyamite, Inc., incorporates by reference our audit of the financial statements of NCI n/k/a Dark Dynamite which was included as an exhibit in NCI's n/k/a Dark Dynamite Annual Report on Form 10-KSB for the year ended December 31, 2003.


/s/ Bongiovanni & Associates

Bongiovanni & Associates, P.A.
November 15, 2004




























                                   Exhibit B.

                   POST EFFECTIVE AMENDMENT NUMBER FOUR TO THE
                         THE 2004 BENEFIT PLAN OF Dark Dynamite, Inc.

        Effective this 15th day of November, 2004, Paragraphs 3 and 13 of the 2004 Benefit Plan of Dark Dynamite, Inc. shall be and hereby are amended to read as follows:

3.      Shares of Stock Subject to this Plan.   A total of Two Million
One hundred twenty five thousand (2,125,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan.
If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.
        ------------------------------------

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the last of the 2,125,000 shares are issued hereunder.
        ---------------------------------------

15. Adjustments Upon Change in Capitalization. The number and class of shares subject to each outstanding Stock Option, the Exercise Price thereof (and the total price), the maximum number of Stock Options that may be granted under this Plan, the minimum number of shares as to which a Stock Option may be granted under this Plan, the minimum number of shares as to which a Stock Option may be exercised at any one time, and the number and class of shares subject to each outstanding Award, shall not be proportionally adjusted in the event of any increase or decrease in the number of the issued shares of the Common Stock which results from a split-up, reverse split, forward split or consolidation of shares, payment of a stock dividend or dividends exceeding a total of five percent for which the record dates occur in any one fiscal year, a recapitalization (other than the conversion of convertible securities according to their terms), a combination of shares or other like capital adjustment, so that upon exercise of the Stock Option, the Employee shall receive the number and class of shares the Employee would have received prior to any such capital adjustment becoming effective.

        Upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or in which the Company services as a wholly-owned subsidiary of another corporation, or upon a sale of all or substantially all of the property of the Company to another Corporation, or any dividend or distribution to stockholders of more than 10 percent of the Company's assets, adequate adjustment or other provisions shall be made by the Company or other party to such transaction so that there shall remain and/or be substituted for the Option Shares granted under this plan, the shares, securities or assets which would have been issuable or payable in respect of or in exchange for such Option Shares then remaining, as if the Employee had been the owner of such shares as of the applicable date. Any securities so substituted shall be subject to similar successive adjustments.

    ATTEST:


Jared D. Gold, President






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Exhibit C


                                 ALEX M. BUSTOS
                               268 West 400 South
                               Third Floor
 Attorney at Law      Salt Lake City, Utah 84101
* Admitted only  in Texas                         Tel: (801) 575-8073 ext 127
                                                    Fax: (801) 575-8092

November 15, 2004

Board of Directors
Dark Dynamite, Inc.
268 West 400 South, Suite 300
Salt Lake City, Utah 84101

Re:     Legality and Authorization of Shares Issued Under
Form S-8 Registration Statement

Gentlemen:

        I have acted as special counsel for Dark Dynamite, Inc., a Nevada corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under an amended registration statement on Form S-8 (the "Registration Statement") originally filed on May 20, 2004, and previously amended, August 12, 2004, September 28, 2004, and October 22, 2004. The proposed amendment is to be filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act"). The Company is registering a Post Effective Amendment to the Benefit Plan entitled "The 2004 Benefit Plan of Dark Dynamite, Inc." (the "Benefit Plan") pursuant to which the Company will authorized the issuance of an additional One Million Four Hundred Thousand (1,400,000) shares of the Company's common stock, par value $0.001 (the "Shares").

      In connection with the preparation of this Opinion, I have examined the following:

1. The Company's Articles of Incorporation and amendments thereto and Bylaws as submitted to me by the Company pursuant to my request for same;

2. The Registration Statement herein referenced;

3. The Board of Directors Resolution, dated November 15, 2004, authorizing and approving the Company's Post Effect Amendment No. Four to The 2004 Benefit Plan and the preparation of the Registration Statement;

4. The Company's Section 10(a) Prospectus for the Registration Statement;

5. The Company's Form 10-KSB for the fiscal year ended December 31, 2003;

6. The Company's Form 10-QSB for the quarter ended March 31, 2004;

7. The Company's Form 10-KSB for the quarter ended June 30, 2004;

8. Such other documents as I have deemed necessary for the purposes of this Opinion.

        Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

        The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Nevada; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan; the Company's Board of Directors has authorized the filing of the Post Effective Amended Registration
Statement; and that the total of 2,450,000,000 shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding.
As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provisions of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

This opinion letter (this "Opinion") is goverened by, and shall be interpreted in accordance with the Legal Opinion Accord ("the Accord) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, limitations, all as more particularly described in the Accord, and this opinion should be read in conjunction therewith.

This opinion is based upon and subject to the qualifications and limitations specified below:

        (A) Certain of the remedial provisions of the 2004 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

        (B) In rendering the opinion that the shares of the Common Stock to be registered pursuant to the Registration Statement and issued under the Benefit Plan will be validly issued, fully paid and non-assessable, I assumed that: (1) the Company=s Board of Directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company=s Stock Records as provided by the Company=s transfer agent; and (3) the consideration, as determined by the Company=s Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.

        (C) I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of the reviewed documents.





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        (D) In rendering this opinion I have assumed that all signatures are genuine, that all documents submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.

        (E) I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company=s compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.

        (F) I am admitted to practice law in the State of Texas. I am not admitted to practice law in the State of Nevada, or in any other jurisdiction where the Company may own property or transact business. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Nevada court or any other court would apply Nevada law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

        (G) This opinion is strictly limited to the parameters contained and referenced herein and is valid only as to the signature date with respect to the same. I assume no responsibility to advise you of any subsequent changes or developments which might affect any aspect to this opinion.

        (H) I expressly except from the opinion set forth herein any opinion concerning the need for compliance by any party, and in particular by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Nevada or any other jurisdiction with regard to any other issue not expressly addressed herein, which exclusion shall apply, but is not limited to, the subsequent tradeablity of the Shares on either a state or federal level.

        I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be used, relied upon, circulated, quoted or otherwise referenced in whole or in part for any purpose without my written consent.

        Sincerely,
         /S/ Alex Bustos
        Alex M. Bustos




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